CONSULTING AGREEEMENT

This Consulting Agreement, dated effective May 19, 2017 (this "Agreement"), is made and entered into by and among **Global Boatworks Holdings Inc.** (the "Company") and **Ronald Rowe II** (the "Consultant").

ARTICLE 1
SCOPE OF WORK

1.1 Services. The Company has engaged Consultant to provide services in connection with the the construction of the Company's Luxury Living Vessels. Consultants scope of work includes but is not limited to the following:

* Initial Design and Layout of Vessels working in conjuction with designers and engineers designated by the Company.

* Supervision of materials and components to be ordered.

* Complete coordination and scheduling of sub-contractors and general supervision of entire construction process.

1.2 Confidentiality. In order for Consultant to perform the consulting services, it may be necessary for the Company to provide Consultant with Confidential Information (as defined below) regarding the Company's business and products. The Company will rely heavily upon Consultant's integrity and prudent judgment to use this information only in the best interests of the Company.

1.3 Standard of Conduct. In rendering consulting services under this Agreement, Consultant shall conform to high professional standards of work and business ethics. The Consultant is aware of the Company's Insider Trading Policy which is attached hereto and shall be executed by the Company and the Consultant simultaneously herewith. Consulant's agreement to and compliance with the policy is a material term of this agreement.

ARTICLE 2
INDEPENDENT CONTRACTOR

2.1 Independent Contractor. Consultant is an independent contractor and is not an employee or partner in any other service relationship with, the Company. The manner in which Consultant's services are rendered shall be within Consultant's sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

2.2 Taxes. Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement, and shall be responsible for all payroll taxes and fringe benefits of Consultant's employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Consultant or his/her

employees. Consultant understands that he/she is responsible to pay, according to law, Consultant's taxes and Consultant shall, when requested by the Company, properly document to the Company that any and all federal and state taxes have been paid.

2.3 Benefits. Consultant and Consultant's employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan of the Company. No workers' compensation insurance shall be obtained by Company covering Consultant or Consultant's employees.

ARTICLE 3
COMPENSATION FOR CONSULTING SERVICES

3.1 Compensation.

(a) The Company shall pay to Consultant $8,000.00 per month for services rendered to the Company under this Agreement. Notwithstanding the foregoing, such compensation shall accrue until such time that the board concludes that the Company has the financial ability to pay the compensation or any part of the compensaton in cash. Additionally, at the Consultant's election, Consultant may choose to receive his compensation or a portion thereof in the common stock of the Company. Should the Consultant choose to be paid in common stock, such stock will be valued at a 20% discount to the lowest trading price for the 5 trading days before such election is made.

(b) The Consultant shall also receive 5,000,000 (Five Million) shares of the Company's common stock that are earned as of the date hereof in consideration of work already completed.

3.2 Reimbursement. The Company agrees to reimburse Consultant for all actual reasonable and necessary expenditures, which are directly related to the consulting services. These expenditures include, but are not limited to, expenses related to travel (i.e., airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.), telephone calls, and postal expenditures. Expenses incurred by Consultant will be reimbursed by the Company within 15 days of Consultant's proper written request for reimbursement.

ARTICLE 4
TERM AND TERMINATION

4.1 Term. This Agreement shall be effective as of the date first set forth, and shall continue in full force and effect for two years from that date. The Company and Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

4.2 Responsibility upon Termination. Any equipment provided by the Company to the Consultant in connection with or furtherance of Consultant's services under this Agreement,

including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.1 Obligation of Confidentiality. In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain "Confidential Information" (as hereinafter defined) of the Company. Consultant agrees that Consultant will not and Consultant's employees, agents, or representatives will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity, or organization other than the Company, or disclose such Confidential Information without the written authorization of the President of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

5.2 Definition. "Confidential Information" means information not generally known and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials, or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

5.3 Property of the Company. Consultant agrees that all plans, manuals, and specific materials developed by the Consultant on behalf of the Company in connection with services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, Consultant shall return to the Company all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including, without limitation, all Confidential Information, together with all copies and abstracts thereof.

ARTICLE 6
GENERAL PROVISIONS

6.1 Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Florida. Venue shall be in Broward County, Florida.

6.3 Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

6.4 Dispute Resolution. If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney's fees and expert's fees, of all parties incurred in any dispute that is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

6.5 Modification. No modification, termination, or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

6.6 Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

6.7 Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Consultant's consent in the event the Company is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.

6.8 No Conflict. Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

GLOBAL BOATWORKS HOLDINGS INC.

By : ______________________

Name: Robert Rowe

Its: CEO

CONSULANT

By: ______________________

Name: Ronald Rowe II S.S. # 028-64-5831

2157 NW 85th Way

Coral Springs, FL 33071

Insider Trading Policy

BETWEEN

GLOBAL BOATWORKS HOLDINGS INC.
2637 Atlantic Blvd. #134
Pompano Beach, FL 33062
(the "Company")

and

RONALD ROWE II
2157 NW 85th Way
Coral Springs, FL 33071

(the "Consultant")

1. The Applicability of this Policy.

The Company is publicly traded, and in the Consulant in his capacity has access to confidential and non-public information. All of the Company's directors, officers, employees, agents and consultants are subject to this policy and agree to adhere to this policy as set out, and any breach of this policy is cause for immediate termination.

2. Commentary on the Reasons for and Purposes for this Policy

The purchase or sale of securities while one is aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities based on such a "tip," is prohibited by the Federal securities laws. If you know such information about the Company or about any business with whom the Company has a business relationship and if you trade the Company's or their securities, such as stocks or bonds or other financial Instruments, while in possession of that information or tell others about it before it is made public, you are likely to have committed a criminal insider trading violation. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the "SEC") and by federal prosecutors and may be punished severely, to include potential incarceration. While Federal authorities primarily concentrate their efforts and attentions on those individuals who trade, or who tip inside information to others who trade, the Federal securities laws also impose potential civil and criminal liabilities on the Company and on other "controlling persons" within the Company if they fail to take reasonable steps to prevent such insider trading by Company personnel.

The Company has adopted this Policy both to satisfy the Company's obligation to make every reasonable effort to prevent insider trading and, also, to help Company Insiders avoid the severe consequences associated with violations of U.S. insider trading laws. This Policy is also intended to avoid even the appearance of improper conduct on the part of any directors, officers, employees, agents and consultants of the Company. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and that reputation is an invaluable business asset which we must all work very diligently to preserve.

The consequences of an insider trading violation can, and will almost certainly be, severe. For example, Insiders or their "tippees" who trade on inside information are subject to:

- a civil penalty of up to three times the profit gained, or loss avoided;
- a criminal fine of up to $5,000,000 (no matter how small the profit) and;
- a jail term of up to 20 years

An Insider who tips information to a person who then trades on that Information is subject to the same penalties as the tippee, even if the Insider did not trade and did not profit from the tippee's trading. If the Company and Its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to a civil penalty of up to $1,000,000 or, if greater, three times the profit gained, or loss avoided, as a result of the Insider's violation, as well as a criminal penalty of up to $25,000,000.

A failure to comply with this Policy may also subject an employee or consultant to Company-imposed sanctions, including dismissal for cause, whether or not the employee's or consultant's failure to comply with the Policy results in a violation of the law. A violation of the law, or even questionable conduct that leads to an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

This Policy is not meant to restrict the freedom of Company Insiders to make appropriate personal investments, nor the Company's right to legitimately use and disclose inside information in the ordinary conduct of its business. But, should you have even the slightest doubt about the propriety of your personal Investments, you should consult with the Company's Counsel prior to such Investment and get written authorization to proceed.

3. Statement of Policy

3.1. General

It is the policy of the Company that no directors, officers, employees, agents and consultants of the Company who are aware of material nonpublic information relating to the Company, or its clients (collectively referred to as "Company") may, directly or through family members or other persons or entities:

3.1.1. Buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or;

3.1.2. Pass that information on to others outside the Company, including family and friends.

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss material nonpublic information relating to the Company or its business in an internet "chat room" or similar internet-based forum, whether or not your identity is disclosed.

In addition, it is the policy of the Company that no directors, officers, employees, agents and consultants of the Company who, in the course of working for the Company, learn of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to high standards of ethical conduct.

Remember that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

3.2. Material Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered significant by an investor in making a decision to buy, hold or sell securities. While it may sometimes be difficult under this standard to determine whether particular information is material, any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. In addition, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

- Financial results;
- Projections of future earnings or losses, or other earnings guidance;

- News of a pending or proposed merger, acquisition or tender offer;
- News of the pending or proposed disposition or acquisition of a significant asset;
- Changes in dividend policy, the declaration of a stock split, or an offering of additional debt or equity securities;
- Significant rate, pricing or demand changes;
- News of a pending or proposed change in senior management;
- Actual or threatened litigation or administrative proceedings posing significant exposures, or the settlement thereof;
- Development of a significant new product or process;
- Undisclosed major regulatory changes;
- The existence of solvency or financial liquidity problems; and
- The gain or loss of a significant customer or supplier or a substantial contract award or termination.

3.3. When Information is "Public"

Nonpublic information is information that has not been previously disclosed to the general public and is not otherwise available to the general public. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by a Company press release or SEC filing) and the investing public has had time to absorb the information. To avoid the appearance of impropriety, as a general rule, information should not be considered absorbed by the marketplace until after the close of business on the first Trading Day following the date of public disclosure of the information, or at such time as such nonpublic information is no longer material. As used herein, the term "Trading Day" shall mean a day on which the New York Stock Exchange is open for trading. For example, if during a typical Monday through Friday five Trading Day week the Company were to make an announcement on a Monday, you should not trade in the Company's securities until Wednesday morning. Or if an announcement were made on a Friday, then the following Tuesday generally would be the first eligible trading day.

4. Blackout Procedures

All directors, executive officers and covered persons are subject to the following blackout procedures.

4.1. Quarterly Blackout Periods

The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company's securities during the period beginning 5 days prior to the end of the quarter and ending after the first full business day following the release of the Company's earnings for that quarter.

4.2. Interim Earnings Guidance and Event-Specific Blackouts

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the pre-clearance procedures set forth above (i.e. directors and executive officers), may not trade in the Company's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, a compliance officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of a compliance officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information (as described in the Policy) about the Company. Event specific blackouts will be lifted 5 days from the release of the material non-public information (i.e. after the announcement by press release or 8-K filing).

Note that directors and executive officers may also be subject to event-specific blackouts pursuant to an SEC regulation which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods. You will be notified if this blackout applies.

5. Exception for Approved 10b5-1 Plans

Trades by covered persons in the Company's securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan may not be adopted during a blackout period and must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. There should be an appropriate "cooling off" period between the date a 10b5-1 plan is adopted and the commencement of trading as contemplated in the plan. Please consult with a compliance officer to determine an appropriate "cooling off" period following adoption of a 10b5-1 plan.

The Company requires that all 10b5-1 plans be approved in writing in advance by Company Counsel.

6. Volume Limitations

Pursuant to Rule 144 officers and directors (those people filing Forms 3, 4 or 5) are limited to selling not more than 1% of the total issued and outstanding every 90 days.

7. Transactions by Family Members

The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company's securities.

8. Transactions Under Company Plans

8.1. Stock Option Exercises

For purposes of this Policy, the Company considers the exercise of stock options for cash under the Company's Long Term Incentive Plan, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements, when you possess material nonpublic information (but not the sale of any such shares), to each be exempt from this Policy. Such exemption is appropriate because the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. In the event that the Company is in possession of material nonpublic information when you desire to exercise a stock option, the Company shall inform you that the Company is in possession of material nonpublic information and that any resale by you of shares acquired upon exercise of such options will be restricted until such information is disclosed. You may then elect to defer exercise of the stock option, assuming it is not expiring.

This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option (where permissible) and to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or the related withholding taxes.

9. Additional Prohibited Transactions

The Company considers it improper and inappropriate for any Company insider to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that directors, officers and other employees may not engage in any of the following transactions:

9.1. Publicly Traded Options

A transaction in publicly-traded options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director's or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in options, puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned "Hedging Transactions."

9.2. Short Sales

Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller does not have confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act prohibits certain officers and directors of the Company from engaging in short sales.

9.3. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an investor to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the investor to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the investor may no longer have the same objectives as the Company's other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

9.4. Post Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have terminated employment, if you are in possession of material nonpublic information when your employment terminates. In that event you may not trade in Company securities until that information has become public or is no longer material.

10. Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company's Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee, director, or consultant.

In Witness Whereof the Parties Acknowledge receipt of this policy and agree thereto:

GLOBAL BOATWORKS HOLDINGS INC.

By: [signature]
Robert Rowe, CEO

Date: 5/19/2017

RONALD ROWE II

By: [signature]
Ronald Rowe II

Date: 5/19/2017

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